Exhibit (d)(9)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

AGREEMENT made as of the 1st day of October, 2005 by and between THE OBERWEIS FUNDS, a Massachusetts business trust (the “Trust”), on behalf of the Oberweis China Opportunities Fund (the “Fund”) and OBERWEIS ASSET MANAGEMENT, INC., an Illinois corporation (the “Adviser”).

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), the units of beneficial interest (“Shares”) of which are registered under the Securities Act of 1933 (the “ 1933 Act”); and

WHEREAS, the Trust is authorized to issue Shares in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust currently offers Shares in four portfolios, including the Fund, together with any other portfolios which may be established later and served by the Adviser hereunder, being herein referred to collectively as the “Funds” and individually referred to as a “Fund”; and

WHEREAS, the Trust desires at this time to retain the Adviser to render investment advisory services to the Fund and to provide the Fund with certain non-investment advisory management and administrative services, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Initial Appointment of Adviser. The Trust hereby appoints the Adviser to act as investment adviser to the Fund and to provide the Fund with management and administrative services for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Subsequent Appointments of Adviser. In the event that the Trust establishes additional funds with respect to which it desires to retain the Adviser to render investment advisory, management and administrative services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Trust in writing, whereupon such fund or funds shall become a Fund or Funds hereunder.

3. Delivery of Documents. The Trust has delivered (or will deliver as soon as is possible) to the Adviser copies of each of the following documents and will deliver to the Adviser all future amendments and supplements:

(a) Agreement and Declaration of Trust of the Trust dated July 7, 1986 (such Agreement and Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Trust Agreement”), a copy of which also is on file with the Secretary of the Commonwealth of Massachusetts.

(b) By-Laws of the Trust (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”).

(c) Certified resolutions of the Trustees and initial shareholder of the Fund authorizing the appointment of the Adviser and approving this Agreement.

(d) Registration Statement under the 1933 Act and under the 1940 Act on Form N-1A (the “Registration Statement”) as filed with the Securities and Exchange Commission and all amendments thereto.

(e) Current prospectus and statement of additional information of the Fund (such prospectus and statement of additional information as then in effect and as amended, supplemented and/or superseded from time to time, are herein collectively called the “Prospectus”).

4. Duties of the Adviser. Subject to the general supervision of the Trustees of the Trust, the Adviser shall manage the investment operations of the Fund and the composition of such Fund’s assets, including the purchase, retention and disposition thereof, in accordance with the policies of the Fund as stated in the Prospectus and with the investment objective(s) of such Portfolio and subject to the following understandings:

(a) The Adviser shall use the same skill and care in the management of the Fund as is required to be used in the discharge of fiduciary duties under the 1940 Act, the Investment Advisers Act of 1940 (the “Advisers Act”), the 1933 Act and the Internal Revenue Code of 1986 (the “Code”).

(b) The Adviser shall provide supervision of the Fund’s assets; furnish a continuous investment program for such Fund; determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust Agreement, By-Laws, Registration Statement and Prospectus and with the instructions and directions of the Trustees of the Trust, and will comply with and conform to the requirements of the 1940 Act, the Advisers Act, the 1933 Act and the Code (applicable to the Fund as a regulated investment company or otherwise) as each may from time to time be amended, and all other applicable federal and state laws, regulations and rulings.

(d) The Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determinations either directly with the issuer or underwriter or with any broker-dealer (including, as set forth below, a broker-dealer which is an affiliated person of the Adviser) who deals in the securities in which the Fund is active. In placing orders with broker-dealers, the Adviser will attempt to obtain the best combination of price and execution. In seeking to achieve the best combination of price and execution, an effort shall be made to evaluate the overall quality and reliability of broker-dealers and the service they provide, including their general execution capability, reliability and integrity, willingness to take positions in securities, general operational capabilities and financial condition. However, the responsibility of the Adviser to attempt to obtain the best combination of price and execution does not obligate it to solicit a competitive bid for each transaction, and the Adviser shall have no obligation to seek the lowest available commission cost to the Fund, so long as the Adviser determines in good faith that the commission paid to a broker-dealer is reasonable in relation to the value of the brokerage, research, statistical or other services provided by such broker-dealer to the Fund or the Adviser. The Adviser will not place orders with broker-dealers which are affiliated persons of the Adviser or the Trust without the prior written authorization of the Trust, and then will do so subject to (i) the provisions of Section 17(e)(2) and Rule 17e-1 and Section 10(f) and Rule 10f-3 under the 1940 Act, Rule 206(3)-2 under the Advisers Act, Section 11(a) under the Securities Exchange Act of 1934 (the “1934 Act”) and any other applicable laws or regulations, and (ii) procedures properly adopted by the Trust with respect thereto.

(e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, if any (including any other Fund), the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be purchased or sold. In such event, allocation of the securities so purchased or sold will be made by the Adviser in a manner it considers to be equitable and consistent with its fiduciary obligations to each, and transaction costs will be allocated so that each receives, to the extent possible, the same price.

(f) Subject to the supervision and control of the Trust’s Board of Trustees, the Adviser will provide the Fund with office space and facilities; accounting and bookkeeping, recordkeeping and data processing facilities and services; internal compliance services relating to accounting and legal matters; and personnel to carry out certain administrative services required for operation of the business and affairs of the Fund other than the services of the underwriter/distributor, those services to be performed by the Trust’s custodian and transfer agent, those fund accounting services to be performed by one or more service providers under a fund accounting or similar agreement, and those services normally performed by the Trust’s counsel and independent auditors. Such responsibilities include without limitation the following services:

(i) Preparing and updating the Fund’s SEC and state registration statements and filings, reports to shareholders, and other documents;

(ii) Overseeing the performance of the Trust’s custodian, transfer agent and accounting agent;

(iii) Providing information and certain administrative services to shareholders of the Fund, including but not limited to, transmitting redemption requests to the Trust’s Transfer Agent and transmitting the proceeds of redemption of shares of the Fund pursuant to a shareholder’s instructions when such redemption is effected through the Adviser, providing telephone and written communications with respect to its shareholders account inquiries, assisting its shareholders in altering privileges and ownership of their accounts and serving as a source of information for its existing shareholders in answering questions concerning the Fund and their transactions with the Fund.

(iv) Overseeing the maintenance by the Trust’s custodian and transfer agent of the books and records of the Trust required under the 1940 Act, in connection with the performance of the Trust’s agreement with such entities.

(g) The Adviser shall render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request.

(h) The Adviser, and not the Trust, shall pay the salaries and fees of any officers or Trustees of the Trust who are “interested persons” (as defined in the 1940 Act) and who are employed by the Adviser to perform services relating to the Trust.

(i) The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive and the Adviser shall be free to render similar or other services in the future to the Trust or to others so long as its services under this Agreement are not impaired thereby.

5. Transaction Procedures. All transactions will be consummated by payment to or delivery by the Custodian, or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Trust, of all cash and/or securities due to or from the Fund, and the Adviser shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Adviser shall advise the Custodian of all investment orders at the time and in the manner as prescribed by the Trust. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Adviser. The Trust shall be responsible for all custodial arrangements and the payment of custodial charges and fees, and, upon giving proper instructions to the Custodian, the Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

6. Adoption of Ethics Code. The Adviser has or will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has or will provide the Trust with a copy of such ethics code and evidence of its adoption. Upon written request of the Trust, the Adviser shall permit the Trust, its employees or its agents to examine the reports required to be made by the Adviser under Rule 17j-l(c)(1).

7. Books and Records. The Adviser agrees that all records which it maintains for the Trust are the property of the Trust and it will surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to maintain, keep current and preserve, on behalf of the Trust, in the manner required or permitted under the 1940 Act, the records relating to the activities performed by the Adviser under this Agreement as are required to be maintained under the 1940 Act.

8. Subcontractors. It is understood that the Adviser may from time to time employ or associate with itself such person or persons as the Adviser may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that such employment or association is consistent with the 1940 Act and the compensation of such person or persons shall be paid by the Adviser and that the Adviser shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

9. Compensation. For the services provided pursuant to this Agreement, the Fund will pay to the Adviser at the end of each calendar month, an investment advisory and management fee computed at an annual rate of 1.25% of the average daily net assets of the Fund, plus out-of-pocket expenses in connection with its shareholder servicing activities, such as postage, data entry, stationery, tax forms and other printed material. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

In addition to the compensation provided above, the Fund shall reimburse to the Adviser on a monthly basis those expenses which are to be borne by the Fund but, from time to time may be incurred by the Adviser for the benefit of the Fund in connection with the performance of the Adviser’s duties.

10. Expenses. Except as otherwise stated in paragraph 9 and this paragraph 10, the Adviser shall pay all expenses incurred by it in providing the services hereunder. All other expenses incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by others. In addition to the investment advisory and management fee of the Adviser, the Fund shall assume and pay any distribution fees incurred under a distribution agreement, any expenses for services rendered by a custodian for the safekeeping of the Fund’s securities or other property, for keeping its books of account and for any other charges of the Custodian, as provided in the Prospectus of the Fund. The Adviser shall not be required to pay and the Fund shall assume and pay the charges and expenses of its operations, including compensation of the Trustees (except as provided in paragraph 4(g)), charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursing agent, and of any registrar of the Fund, costs of Fund account services, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, costs of share certificates and of reports, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, stationery, printing, postage, other like miscellaneous expenses and all taxes and fees payable to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of Trust documents or otherwise.

11. Limitation of Liability. Subject to Section 36 of the 1940 Act, neither the Adviser nor any of its agents or employees shall be liable for any error of judgment, act or omission, or mistake of law or for any loss suffered by the Fund or its Shareholders in connection with the matters to which this Agreement relates, except liability to the Fund or the Shareholders to which the Adviser would otherwise be subject by reason of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

12. Indemnification. (a) Subject to the conditions set forth below, the Fund agrees to indemnify and hold harmless the Adviser, its officers and employees, and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all loss, liability, claim, damage and expense whatsoever jointly and severally (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund’s Registration Statement or the Prospectus or any amendment or supplement thereto, or any advertisement or sales literature authorized by the Fund, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Fund by or on behalf of the Adviser expressly for use in the Fund’s Registration Statement or the Prospectus or any amendment or supplement thereof or any advertisement, or sales literature. If any action is brought against the Adviser or any controlling person thereof in respect of which indemnity may be sought against the Fund pursuant to the foregoing, the Adviser shall promptly notify the Fund in writing of the institution of such action and the Fund shall assume the defense of such action, including the employment of counsel selected by the Fund and payment of expenses. The Adviser, or any such controlling person thereof, shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Adviser or such controlling person unless the employment of such counsel shall have been authorized in writing by the Fund in connection with the defense of such action or the Fund shall not have employed counsel to have charge of the defense of such action, in which event such fees and expenses shall be borne by the Fund. Anything in this subparagraph to the contrary notwithstanding, the Fund shall not be liable for any settlement of any such claim or action effected without its written consent. The Fund agrees promptly to notify the Adviser of the commencement of any litigation or proceedings against the Fund or any of its officers or directors or controlling persons in connection with the issue and sale of shares or in connection with the Fund’s Registration Statement or the Prospectus or any advertisement or sales literature.

(b) The Adviser agrees to indemnify and hold harmless the Fund, each of its Trustees, each of its officers and each other person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, with respect to statements or omissions, if any, made in the Fund’s Registration Statement or the Prospectus or any amendment or supplement thereof or any advertisement or sales literature in reliance upon and in conformity with information in writing furnished to the Fund with respect to the Adviser by or on behalf of the Adviser expressly for use in the Fund’s Registration Statement or the Prospectus or any amendment or supplement thereof or any advertisement or sales literature. In case any action shall be brought against the Fund or any other person so indemnified based on the Fund’s Registration Statement or the Prospectus or any amendment or supplement thereof and in respect of which indemnity may be sought against the Adviser, the Adviser shall have the rights and duties given to the Fund and the Fund and each other person so indemnified shall have the rights and duties given to the Adviser by the provisions of subparagraph (a) above.

(c) Nothing herein contained shall be deemed to protect any person against liability to the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the duties of such person or by reason of the reckless disregard by such person of the obligations and duties of such person under this Agreement.

13. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall remain in force until September 30, 2007, and thereafter, in the case of the Fund and each other Fund to which this Agreement shall have become applicable, this Agreement shall continue in force from year to year, but only so long as such continuance is approved at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund, the Adviser may continue to serve in such capacity for such Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated with respect to all or any of the Funds at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined), representing the interests in each Fund with respect to which this Agreement is to be terminated on sixty (60) days written notice to the Adviser, or by the Adviser at any time without the payment of the penalty on sixty (60) days written notice to the Trust.

14. Assignment. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in Section 2(a)(4) of the 1940 Act). The Adviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an “assignment” will occur, and to take the steps necessary to enter into a new contract with the Adviser.

15. Status of Adviser as Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

16. Affiliations. Subject to applicable statutes and regulations, it is understood that trustees, officers or agents of the Trust are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Trust otherwise than as a trustee, officer or agent.

17. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Trust must be (a) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in each Fund affected by such amendment.

18. Limitation of Liability of Shareholders and Trustees. This Agreement is executed by or on behalf of the Fund and the Adviser is hereby expressly put on notice of the limitation of Shareholder and Trustee liability as set forth in the Trust Agreement, and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligations from the Shareholders or any Shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the trustees or officers of the Fund or any individual trustee or officer.

19. Arbitration. Any disputes or controversies between the parties to this Agreement involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall be submitted to arbitration. The arbitration shall be conducted in Chicago,

Illinois in accordance with the Rules of the American Arbitration Association. The parties shall each appoint one person to hear and determine the dispute and, if they are unable to agree, then the two persons so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties. The decision rendered in arbitration shall be borne by the losing party or in such proportions as the arbitrator shall decide.

20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and (except as to paragraph 18 hereof which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois, and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 14 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

THE OBERWEIS FUNDS

By:	/s/ Patrick B. Joyce
Its: Executive Vice President

Attest:

/s/ Eric V. Hannemann
Its: Secretary

OBERWEIS ASSET MANAGEMENT, INC.

By:	/s/ James W. Oberweis
Its: President

Attest:

/s/ Eric V. Hannemann
Its: Assistant Vice President